EXHIBIT 99.1

99 Wood Avenue South, Suite 311 Iselin, NJ 08830 www.pharmoscorp.com	FOR IMMEDIATE RELEASE

Pharmos Completes Phase 1 Study of Topical Diclofenac NanoEmulsion Cream

Data Indicate Positive Results Achieved on Safety, Tolerability and Pharmacokinetics

Iselin, NJ, November 14, 2006 – Pharmos Corporation (Nasdaq: PARS) announced today it has completed its initial analysis of data from a recently completed Phase 1 study of its proprietary NanoEmulsion topical drug delivery technology formulated with diclofenac. Diclofenac is an approved and widely-used non-steroidal anti-inflammatory drug (NSAID). The analysis of the data indicates the formulation was safe and well tolerated with no severe or serious adverse events; subject compliance with the 14-day treatment period was excellent. In addition, the pharmacokinetic analysis demonstrated low systemic exposure of diclofenac with no drug accumulation following repeated daily administrations. These pharmacokinetic results in humans confirm the preclinical data previously obtained in animals showing reduced systemic plasma levels following topical administration of the NanoEmulsion cream.

Alan L. Rubino, President and COO, said, “Based on strong market demand for safe and effective delivery vehicles for medications, and analgesics in particular, we feel our NanoEmulsion technology may offer new value and be a timely therapeutic alternative in the US and other major markets given current treatment voids and patient needs in this disease category.”

The single-center, open label, multiple-dose, topical application study included 16 healthy male and female volunteers. The trial evaluated the safety, tolerability and pharmacokinetic profile of 3% NanoEmulsion diclofenac topical cream following 14 days of three daily administrations and was conducted at Harrison Clinical Research in Munich, Germany.

Pharmos is developing the NanoEmulsion topical diclofenac cream as a potential treatment for Osteoarthritis (OA) pain. OA is a painful condition affecting more than 30 million people in the US, and is the most frequent cause of physical disability among adults, mainly elderly. Topical diclofenac is also being considered as treatment for soft tissue injuries, sprain and strains. It is estimated that 20% of OA patients are not receiving treatment, mainly due to gastrointestinal side effects of oral NSAIDs and cardiovascular risk of COX-2 inhibitors. A topical NSAID offering adequate pain relief targeted to the site of injury with an improved safety profile could become a treatment alternative for these patients.

In the US, there are no approved topical NSAIDs for the treatment of OA.

Topical application of drugs directly to pathological sites offers potential advantages over systemic delivery by producing high drug concentration in the affected tissue while avoiding unwanted side-effects due to high systemic drug levels. Topical preparations of NSAIDs are commonly used as analgesics and anti-inflammatory agents to treat various disorders such as arthropathies and myalgias. Many topical formulations employ chemical penetration enhancers to improve dermal penetration of drugs. Chemical enhancers, which are usually organic solvents, may cause skin irritation and sensitization. An advantage of Pharmos’ NanoEmulsion is that it is composed of natural lipids and oils designed to minimize irritation.

Pharmos’ NanoEmulsion technology consists of an efficient solvent-free topical vehicle based on drug entrapment in stable, submicron particles of oil-in-water emulsions with a mean droplet size between 100 and 200 nm that are uniformly dispersed in an aqueous phase. One of the unique characteristics of the NanoEmulsion technology is the relatively high percentage of total particle volume occupied by the internal hydrophobic oil core of the droplets. This provides high solubilization capacity for lipophilic compounds compared to other lipoidal vehicles such as liposomes. Viscosity-imparting agents are used for NanoEmulsion thickening to produce creams with the desired semisolid consistency for application to the skin.

The skin penetrative properties of the solvent-free NanoEmulsion delivery technology and its low irritancy make this novel topical nanovehicle a promising candidate for effective transcutaneous delivery of lipophilic drugs. Pharmos owns a family of patents covering novel NanoEmulsion formulations as vehicles for localized delivery of lipophilic drugs. A topical application of the nanotechnology has already demonstrated excellent targeted delivery of lipophilic drugs to muscle and joints in animal models.

Preclinical data using a paw edema animal model showed enhanced anti-inflammatory activity with NSAIDs encapsulated in NanoEmulsion creams compared to commercial formulations. Pharmacokinetic studies using NanoEmulsion topical creams containing radiolabeled diclofenac and ketoprofen were performed to assess drug penetration through skin and to determine local tissue (muscle and joint) and plasma levels of drugs following topical administration. Compared to oral administration, diclofenac and ketoprofen administered via NanoEmulsion topical creams demonstrated 4-6 fold lower drug concentration in plasma, 60-80 fold more drug in muscle tissue, and about 9 fold more drug in joints.

The Company’s NanoEmulsion containing diclofenac was also tested in a previous Phase 1 human skin irritancy study involving 25 healthy volunteers. No irritation or allergic responses were observed after topical application.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system such as disorders of the brain-gut axis (GI/IBS), pain/inflammation, and autoimmune disorders. The Company’s lead product, dextofisopam, has completed Phase 2a testing in IBS, a common GI disorder particularly prevalent in women, with positive effect on primary efficacy endpoint (n=141, p=0.033). The Company plans a Phase 2b study of dextofisopam for the treatment of IBS in 2007. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase 2a testing in pain. Other compounds in Pharmos' pipeline are in clinical and pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	Pharmos Israel	The Ruth Group, Inc.
Colin Neill, CFO	Irit Kopelov	John Quirk (investors)
Gale Smith, IR	972-8-940-9679	(646) 536-7029
(732)452-9556	Janine McCargo (media)
(646) 536 7033

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